EXHIBIT 99.1

Introducing iHookup Social 2.0, a New Period for the Company

CAMPBELL, CA, --- April 13, 2015 – iHookup Social, Inc. (OTC Pink: HKUP) (OTC PINK: HKUPD), a fully reporting public company that develops and markets a mobile/social app positioned at the intersection of social media and location based connections is pleased to provide an open letter to its shareholders:

To our shareholders,

The past year has presented us all with a variety of stand out achievements we feel are worthy of celebration and at the same time a distinct set of obstacles and challenges. The contrast between the successes of our product and declining shareholder value were at the very core of these challenges. It is ironic to me that while the value of our shares depreciated, our success on the operational and product side of the house exceeded our wildest expectations, easily surpassing our goals for 2014.

I hope to explain to our investors today why I believe iHookup Social is now on the firmest footing in its history and on the correct path for success in a marketplace that continues to recognize the value of “Users” as the number one metric for valuation and monetization. With groundwork and growing pains behind us and with an expanded vision we are prepared to enter the next phase of our ascension, a period I’d like to call “iHookup Social 2.0.”

I would first like to acknowledge the fact that our share price was met with significant selling pressure that we never anticipated. This was due in part to convertible notes we inherited upon our public merger, as well as expanding the number of financing partners from whom we needed to accept funding. These decisions were assuredly responsible for a great deal of frustration from our shareholders.

I can tell you that these financings were essential to the continuity and successes of our operations, as well as our product’s exceptional performance in the market. Without these critical infusions of capital we could not have continued, let alone accomplish so very much. The financings provided the company with the funding to become one of the fastest-growing apps in a relatively short period of time, and again, in a very lucrative marketplace.

Although the company is projecting a need for additional capital to continue its growth for the remainder of 2015, the consolidation of recent notes / debt and the reduction in the number of capital sources being reduced by approximately 50%, allows the company to better manage dilution. We will learn from recent lessons and with a more proven technology, inch closer to a time to a time when capital will be less dilutive.

And now to the successes…

We believe we have the right app in the right market at the right time. Market trends and social media transactions tell us that never has our space been more popular, especially the market segment we occupy by creating new connection opportunities that are locally relevant, whether it is a one to one or one to many. With so many opportunities to connect in the virtual realm, iHookup Social breaks conventional thinking by suggesting and allowing the sharing of specific locations to facilitate a real life connection- whether it’s lunch, coffee or a night on the town. With over half of the American population now single for the first time in history (Source: CNBC), and mobile devices driving an extremely active demographic in search of new and LOCAL connections our time is now.

Valuations on Mobile – Social – Dating – Messaging and Connection type apps have topped the charts in 2014, reaching user values that push far into hundreds of dollars per user (often with absolutely no revenue.) To cite one such example that actually falls on the lower end of user valuations (compared to Tinder), let’s have a look at What’s App. What’s App was acquired by Facebook for just over $19 billion, which was recently broken down into categories of value (Users, Technology, Talent / Team and Goodwill), of which Facebook identified the value placed on each “Free User” to be approximately $47 per user. These user valuations are quite affirming as iHookup has crossed the 500,000 user mark in roughly a year’s time.

Moreover, our rankings continue to ascend in the Apple iTunes store with overwhelmingly favorable reviews (a few of which are included below), fueling our goal of increasing our organic growth and viral momentum and moving ever closer to what we believe is a tipping point. For the critical U.S. market we have reached as high as #6 in the Paid App rankings and #49 in the Free App ranking, standing tall among the more than 1 million apps represented in the App Store.  Notably, this places us firmly ahead of some of the most popular brands in our industry who cannot compete with our innovative approach to new and local connections, or our focus to achieve the best possible user experience in a mobile app.

Here are a few other metrics that express both our traction and growth:

•  Gross Revenue up 300%+ - Grew from $60k revenue in 2013 to $186k 2014
•  Average Revenue Per User Up from .58 to .76 cents per user
•  User engagement - Time spent in app increased over 400%

The app is performing at a high level and we believe it’s getting better every day. But as we’ve mentioned previously, we’re not content with just the lucrative dating space. At our core we’re about new connections, not simply your existing Facebook friends or the same old social circles. Connections are at the core of our DNA and we have made it our mission to engage a mobile generation of users that are always mobile and looking for locally relevant connections.

We are nearly ready to roll-out a new brand for our app that expands on our history of successful romantic connections but also recognizes that our audience is much bigger than a single purpose app. This is the next step, the catalyst to our trajectory that envisions much larger and expanded revenue opportunities, social sharing and real time options that incorporate features I spoke of earlier, adding a“Uber” and “Grubhub” type functionality to our existing feature set.

So, stay tuned as we leave what has been the rocky path of a first year start-up and embark on iHookup 2.0’s mission-  armed with a half-million users and pursuing the infinite market of connecting users of any interest.

Respectfully,

Robert A. Rositano Jr.
CEO
iHookup Social Inc.

For a current Investor Presentation please visit: http://www.ihookupsocial.com/overview/
If you are interested in reviewing this presentation, please contact me at Robert@ihookupsocial.com so that a password may be issued to you.

NOTE; THE PREFERRED SERIES B OFFERING TERM SHEET IS PASSWORD PROTECTED AND NOT ACCESSIBLE WITHOUT THE PASSWORD.

From time to time, iHookup Social, Inc. will provide market updates, news and additional information via its website www.ihookupsocial.com, the Company's Facebook page and others www.facebook.com/ihookupnow

About the Company:

iHookup Social is a mobile - social app positioned at the intersection of location based connections, love and adventure, stimulating hyper – local opportunities for our user community as well as the venues and merchants competing for their business.

The company seeks to redefine the way people connect, find love or embark on an adventure. iHookup Social is where real people make real connections and businesses pay to be their host. The by-product of our business model inherently produces “hyper-local” advertising opportunities for the company, driving customers to local venues and / or businesses. The laws of attraction or making a new connection have shifted, with the traditional meaning of “being social” or “meeting up”, now taking a backseat to meeting online or through a mobile device and apps.

Making connections through online or mobile devices has become a dominant part of today’s mobile-social lifestyle, across various social circles, age groups, race, gender and demographics. iHookup Social takes the virtual connection and moves it toward a real-life interaction, facilitating connections and offering-up locally relevant hot spots and locations to meet up with these new connections, allowing iHookup Social to become both matchmaker and concierge. This combination provides a unique opportunity for consumer brands to offer incentives to a growing network of socially active mobile users on a hyper-local basis.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected by iHookup Social, Inc. The iTunes rankings should not be construed as an indication in any way whatsoever of the future value of the iHookup Social's common stock or its present or future financial condition. The public filings of iHookup Social made with the Securities and Exchange Commission may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. iHookup Social cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, iHookup Social does not undertake, and iHookup Social specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

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